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                                                                Exhibit 99.1

                         [COHESANT TECHNOLOGIES LOGO]


Contact:        David Kennedy, President
                American Chemical Company
                314-664-2403

FOR IMMEDIATE RELEASE

                VERDICT RETURNED IN AMERICAN CHEMICAL LAWSUIT


Cleveland, March 5, 1997--Cohesant Technologies Inc. (Nasdaq:COHT) today announced that a St. Louis jury returned a verdict in a lawsuit its American Chemical Company subsidiary had filed in 1991 against Superior Coatings, Inc.

The jury awarded American Chemical $82,000 for amounts owed to it by Superior Coatings, but also awarded Superior $400,000 in compensatory damages and $1,500,000 in punitive damages in a counterclaim against American Chemical. The jury verdict against American Chemical related to a 1988 distributor agreement between the two companies.

"While we are pleased that we prevailed in our claim, we have always believed and continue to believe that Superior Coatings' counterclaim lacks merit," said David Kennedy, President of American Chemical. "The jury's decision on the counterclaim seems inconsistent and contrary to the evidence, so we will continue to vigorously defend our position through the post-trial appeal process."

Cohesant Technologies Inc. designs, develops, and manufactures specialized spray finishing and coating application equipment and specialty coating, adhesive, and sealant products through its two subsidiaries: Glas-Craft, Inc. and American Chemical Company. Glas-Craft manufactures spray finishing and coating equipment that meets strict new clean-air standards. American Chemical Company manufactures and sells over 250 coating, adhesive, and sealant products, including Aquatapoxy(R) and the recently acquired Raven line of high-performance coating systems that are resistant to water and corrosive breakdown by most acids and solvents and can be used in drinking water systems.





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